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                                                                   EXHIBIT 99.1

SEPRACOR SUBMITS U.S. NEW DRUG APPLICATION FOR SOLTARA(TM)
BRAND NORASTEMIZOLE FOR TREATMENT OF ALLERGIC RHINITIS

MARLBOROUGH, Mass., March 12 /PRNewswire/ -- Sepracor Inc. (Nasdaq: SEPR - news) today announced that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) seeking clearance to market SOLTARA(TM) brand norastemizole 30 mg capsules for the treatment of allergic rhinitis (AR).

The NDA contains data from seven large-scale allergic rhinitis studies, more than 30 smaller clinical trials, and 200 preclinical studies. Sepracor's clinical studies included patients with seasonal and perennial allergic rhinitis. In these studies, over 3,700 subjects were treated with SOLTARA at doses ranging from 2 mg to 300 mg. In addition to SOLTARA capsules, Sepracor is developing a SOLTARA pseudoephedrine combination product for the treatment of allergic rhinitis, as well as a syrup and rapidly dissolving tablet.

Allergies affect an estimated 45 million Americans and can have a significant impact on everyday activities at work, school and leisure time. Indirect costs from absenteeism associated with allergies include an estimated 6 million workdays and 2 million lost school days each year. In addition, there is a growing body of evidence that points to an association between allergies and even more serious conditions, such as asthma.

Prescription antihistamine product sales in the U.S. in 2000 were over $4.6 billion, which represents a 22 percent growth rate over the previous year, according to IMS Health. "With its expected product characteristics, SOLTARA has the potential to be an important new entrant in this fast-growing allergy marketplace," stated Timothy J. Barberich, Chairman and Chief Executive Officer of Sepracor.

Sepracor has established a unique position in the antihistamine marketplace. Through its out-licensing agreements, the Company is currently earning royalties on two antihistamines: ALLEGRA(R), and XYZAL(TM), a single-isomer of ZYRTEC(R) sold in Europe. In addition, the Company will receive royalties on sales of CLARINEX(TM), an active metabolite of CLARITIN(R), which is currently awaiting final marketing approval in the U.S. Upon FDA approval of SOLTARA in the U.S., Sepracor will be marketing and selling its own proprietary antihistamine product through its primary care sales force.

Sepracor currently has approximately 200 sales representatives that call on pediatricians, pulmonologists, allergists and primary care physicians for XOPENEX(R) (levalbuterol HCl) inhalation solution, which is indicated for the treatment and prevention of bronchospasm in patients 12 years of age and older with reversible obstructive airway disease, such as asthma. The Company plans to build its sales force to approximately 900 sales representatives in anticipation of the SOLTARA launch. "In addition to the sales force build-out, a significant professional and consumer marketing campaign is in preparation, of which a key component is an aggressive direct-to-consumer advertising campaign," said William J. O'Shea, President and Chief Operating Officer at Sepracor.



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"The SOLTARA NDA is a significant milestone for Sepracor. The Company's research and development capabilities have grown to support multiple NDA filings," said Paul D. Rubin, M.D., Executive Vice President, Drug Development and ICE Research at Sepracor. In addition to the SOLTARA NDA, Sepracor plans to submit a Supplemental NDA (sNDA) for XOPENEX for a pediatric indication during the first quarter, and an NDA for (S)-zopiclone, for the treatment of sleep disorders, in the fourth quarter of 2001.

Sepracor has ten ICE(TM) Pharmaceutical compounds in clinical studies. XOPENEX (levalbuterol HCl) inhalation solution is in post-marketing clinical studies and new formulations are in development. Additional formulation and marketing studies for SOLTARA are currently underway. (S)-Zopiclone is in Phase III studies for the treatment of insomnia. Scheduled to advance into Phase III studies in 2001 are (S)-oxybutynin for the treatment of urge urinary incontinence, (R,R)-formoterol, a long-acting bronchodilator, and the
(R)-sibutramine metabolite for depression. The (R)-sibutramine metabolite for ADHD, the (S)-sibutramine metabolite for sexual dysfunction, the (S)-sibutramine metabolite for stress urinary incontinence, and (S)-doxazosin for benign prostatic hyperplasia, are currently in Phase I. Additionally, the Company plans to file Investigational New Drug applications for new clinical candidates this year.

Pursuant to the Prescription Drug User Fee Act, the FDA has 60 days to review an NDA submission prior to officially accepting it for filing.

Sepracor is a specialty pharmaceutical company that develops and commercializes potentially improved versions of widely-prescribed drugs. Referred to as Improved Chemical Entities ("ICE"), Sepracor's ICE(TM) Pharmaceuticals are being developed and marketed as proprietary, single isomer or active metabolite versions of these leading drugs. ICE Pharmaceuticals are designed to offer meaningful improvements in patient outcome through reduced side effects, increased therapeutic efficacy, improved dosage forms, and in some cases, the opportunity for additional indications.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy and potential benefits of the Company's ICE Pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the submission of NDAs, acceptance of submitted NDAs for filing, and approval of NDAs; the results of the Company's clinical trials with respect to its products under development; the commercial success of Sepracor's products; the ability of the Company to attract and retain qualified personnel; the scope of the Company's patent protection with respect to such product candidates; the availability of sufficient funds to continue research and development efforts; and certain other factors that may affect future operating results and are detailed in the Company's periodic reports filed with the Securities and Exchange Commission.

    o    Soltara is a trademark of Sepracor Inc.

    o    Allegra is a registered trademark of Merrell Pharmaceuticals.

    o    Xyzal is a trademark and Zyrtec is a registered trademark of UCB.

    o Clarinex is a trademark and Claritin is a registered trademark of Schering Corp.

    o    Xopenex is a registered trademark of Sepracor Inc.



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automated news fax line at 1-800-758-5804 ext. 780960 or visit the website at
www.sepracor.com.